                                                                     EXHIBIT 3.6


               AMENDMENT TO THE FIFTH AMENDED AND RESTATED BYLAWS

                     OF AMERICAN INDUSTRIAL PROPERTIES REIT

          RESOLVED, that Section 3.2 of the Trust's Fifth Amended and Restated Bylaws be, and it hereby is, amended to provide that the maximum number of Trust Managers that shall constitute the Board is 11.